Milliman Variable Insurance Trust 485BPOS

Exhibit 28.(i)(i)

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

December 23, 2022

Board of Trustees

Milliman Variable Insurance Trust

71 S. Wacker Dr., 31st Floor

Chicago, IL 60606

Re:	Post-Effective Amendment No. 18 to the Registration Statement of Milliman Variable Insurance Trust

Ladies and Gentlemen:

We have acted as counsel to Milliman Variable Insurance Trust, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of Class 3 shares of beneficial interest, $0.001 par value (the “Shares”), of each series of the Trust listed on Appendix A attached hereto (collectively, the “Funds”).

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Certificate of Trust of the Trust, as amended, the Amended and Restated Agreement and Declaration of Trust of the Trust (the “Declaration”), the By-Laws of the Trust (the “By-Laws”), certain resolutions adopted by the Board of Trustees of the Trust (the “Board”) relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated December 22, 2022, from the State of Delaware.

We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Funds (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Philadelphia | Washington | New York | Chicago

Board of Trustees
Milliman Variable Insurance Trust
December 23, 2022

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.       The Shares will be issued in accordance with the Trust’s Declaration and By-Laws, and resolutions of the Board relating to the creation, authorization, issuance and sale of the Shares.

2.       The Shares will be issued against payment therefor as described in the applicable Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

Board of Trustees
Milliman Variable Insurance Trust
December 23, 2022

Appendix A

1.	Milliman – Capital Group Hedged U.S. Growth Fund
2.	Milliman – Capital Group Hedged U.S. Income and Growth Fund